EXHIBIT 23.1

CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following registration statements of Webb Interactive Services, Inc. and in the related prospectuses of our report dated August 2, 2002, with respect to the consolidated financial statements of Webb Interactive Services, Inc. as of June 30, 2002 and for the six months then ended included in the Current Report (Form 8-K), filed with the Securities and Exchange Commission on August 22, 2002:

1) No. 333-03282-D	6) No. 333-58653	11) No. 333-82316
2) No. 333-13983	7) No. 333-63632	12) No. 333-83103
3) No. 333-33352	8) No. 333-67509	13) No. 333-86465
4) No. 333-46848	9) No. 333-69477	14) No. 333-89600
5) No. 333-57442	10) No. 333-71503

/s/ Ernst & Young, LLP

Denver, Colorado
August 22, 2002